Exhibit 8.1

October 14, 2008

Chimera Investment Corporation
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

Re:	Status as a Real Estate Investment Trust; Information in the
Registration Statement under the heading “Certain Federal
Income Tax Considerations”

Dear Sir or Madam:

          In connection with the public offering of shares of common stock in Chimera Investment Corporation, a Maryland corporation (the “Company”), pursuant to the Registration Statement on Form S-11, filed with the Securities Exchange Commission on October 14, 2008, as amended (the “Registration Statement”), you have requested our opinion concerning (i) the qualification and taxation of the Company as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the information in the Company’s Registration Statement including under the headings “Certain Federal Income Tax Considerations” and “Tax Risks.”

          In formulating our opinions, we have reviewed and relied upon the charter of the Company and the Registration Statement. In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and proposed operation of the Company. Where such factual representations in the Officer’s Certificate involve terms defined in the Code, the regulations promulgated by the Department of the Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and we are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations. We have also relied upon representations that the information presented in the Registration Statement accurately and completely describes all material facts. After reasonable inquiry, no facts have come to our attention that would cause us to question the accuracy or completeness of such facts or documents in a material way.

          In rendering these opinions, we have assumed that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

          Based upon and subject to the foregoing, it is our opinion that:

Chimera Investment Corporation
October 14, 2008

          1. The Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation, as described in the Registration Statement and as represented in the Officer’s Certificate, enabled it to satisfy the requirements for qualification as a REIT beginning with its taxable year ending December 31, 2007 and for subsequent taxable years.

          2. All disclosure in the Company’s Registration Statement regarding statutes, regulations, or legal or governmental proceedings pertaining to federal income tax matters is accurate in all material respects and presents in all material respects the information required to be shown. In particular, the information in the Company’s Registration Statement under the headings “Certain Federal Income Tax Considerations” and “Tax Risks,” to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is correct in all material respects and accurately describes the federal income tax considerations that are likely to be material to a holder of the Company’s common stock.

          Our opinion is based on the Code, the Regulations, and the interpretations of the Code and such regulations by the courts and the Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

          This opinion is being provided to the Company in connection with the filing of the Registration Statement. Only the Company and those who purchase common stock offered pursuant to the Registration Statement may rely on this opinion. Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose. Notwithstanding any express or implied agreement, arrangement, or understanding to the contrary, the Company (and any employee, representative, or other agent of the Company) may disclose this opinion to any and all persons.

          We consent to the reference to our firm under the caption “Certain Federal Income Tax Considerations” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/McKee Nelson LLP